HealthEquity Reports Year-End Sales Metrics
Provides Business Outlook, Investor Day Information
Draper, Utah – February 21, 2024 – HealthEquity, Inc. (NASDAQ: HQY) ("HealthEquity" or the "Company"), the nation's largest health savings account ("HSA") custodian, today announced HSAs, HSA Assets and Total Accounts as of its fiscal year ended January 31, 2024. The Company also updated its previously announced FY24 guidance, affirmed its FY25 guidance, provided an updated HSA cash repricing schedule, and provided information about its upcoming Investor Day conference.
The total number of HSAs as of January 31, 2024, was 8.7 million, an increase of 9%, from 8.0 million as of January 31, 2023. The Company closed its fiscal year 2024 with 15.7 million Total Accounts, an increase of 5%, from 14.9 million as of January 31, 2023. HSA Assets grew to $25.2 billion as of January 31, 2024, an increase of 14% from $22.1 billion a year earlier.
“For the fourth quarter, Team Purple set records for organic growth in both new HSAs from sales and Total HSA Assets, as investments in digital education and other innovations continue to pay off,” said President and CEO Jon Kessler.
“This strong fourth quarter sales performance provides management the ability to raise and narrow guidance for fiscal 2024, maintain and reaffirm our fiscal 2025 outlook and layout intermediate profit goals despite declining benchmark treasury rates over the past three months,” said James Lucania, Executive Vice President and CFO. “Our goal is to double non-GAAP net income per share over the next three fiscal years as HSA cash yields continue to rise and margins continue to expand.”
Total Accounts (unaudited)

(in thousands, except percentages)	January 31, 2024	January 31, 2023	% Change
HSAs	8,692	7,984	9%
New HSAs from sales - Quarter-to-date	497	445	12%
New HSAs from sales - Year-to-date	949	971	(2)%
New HSAs from acquisitions - Year-to-date	—	90	(100)%
HSAs with investments	610	541	13%
CDBs	7,006	6,933	1%
Total Accounts	15,698	14,917	5%
Average Total Accounts - Quarter-to-date	15,318	14,677	4%
Average Total Accounts - Year-to-date	15,105	14,531	4%
HSA Assets (unaudited)

(in millions, except percentages)	January 31, 2024	January 31, 2023	% Change
HSA cash	$15,006	$14,199	6%
HSA investments	10,208	7,947	28%
Total HSA Assets	25,214	22,146	14%
Average daily HSA cash - Year-to-date	14,071	13,049	8%
Average daily HSA cash - Quarter-to-date	14,210	13,375	6%
The following table summarizes the amount of HSA cash expected to reprice by fiscal year and the respective average annualized yield as of January 31, 2024:

Year ending January 31, (in billions, except percentages)	HSA cash expected to reprice	Average annualized yield
2025	$2.1	3.6%
2026	3.5	1.6%
2027	3.2	1.6%
2028	1.9	3.8%
Thereafter	3.6	3.5%
Total (1)	$14.3	2.7%
(1)Excludes $0.7 billion of HSA cash held in floating-rate contracts as of January 31, 2024. BenefitWallet HSA assets and any subsequent growth in HSA cash are also excluded.

Business outlook
For the fiscal year ended January 31, 2024, the Company revised its previously provided outlook as follows:
•Revenue in the range of $995 million to $1 billion;
•Net income in the range of $49 million to $52 million;
•Net income per diluted share in the range of $0.56 to $0.60;
•Adjusted EBITDA in the range of $364 million to $369 million;
•Non-GAAP net income in the range of $191 million to $195 million; and
•Non-GAAP net income per diluted share in the range of $2.20 to $2.24 (based on an estimated 87 million diluted weighted-average shares outstanding).
For the fiscal year ending January 31, 2025, the Company affirmed its previously provided outlook, which assumes an average annualized yield on HSA cash of approximately 3%, as follows:
•Revenue in the range of $1.140 billion to $1.160 billion;
•Adjusted EBITDA in the range of 38% to 39% of revenue.
See “Non-GAAP financial information” below for definitions of our Adjusted EBITDA and non-GAAP net income. A reconciliation of the non-GAAP financial measures in our business outlook for the fiscal year ended January 31, 2024 to the most comparable GAAP financial measures is included with the financial tables at the end of this release. Reconciliations to net income, the most directly comparable GAAP measure, of our Adjusted EBITDA outlook for the fiscal year ending January 31, 2025 and our non-GAAP net income per share goal for the fiscal year ending January 31, 2027 are not included, because our net income outlook for these future periods is not available without unreasonable efforts as we are unable to predict the ultimate outcome of certain significant items excluded from these non-GAAP measures (such as depreciation and amortization, stock-based compensation expense, and income tax provision).
HealthEquity Investor Day 2024
The Company’s management team plans to present and meet with investors at its Investor Day conference, which will be held at the Company’s headquarters on February 22, 2024, from 9:00 AM to 1:00 PM MST and will be available at https://hqyinvestorday.com.
Non-GAAP financial information
To supplement our financial information presented on a GAAP basis, we disclose non-GAAP financial measures, including Adjusted EBITDA, non-GAAP net income, and non-GAAP net income per diluted share.
•Adjusted EBITDA is adjusted earnings before interest, taxes, depreciation and amortization, amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on equity securities, amortization of incremental costs to obtain a contract, costs associated with unused office space, and certain other non-operating items.
•Non-GAAP net income is calculated by adding back to GAAP net income before income taxes the following items: amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on equity securities, costs associated with unused office space, and losses on extinguishment of debt, and subtracting a non-GAAP tax provision using a normalized non-GAAP tax rate.
•Non-GAAP net income per diluted share is calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding.
Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. We believe that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company's financial condition and results of operations. The Company cautions investors that non-GAAP financial information, by its nature, departs from GAAP; accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies. In addition, while amortization of acquired intangible assets is being excluded from non-GAAP net income, the revenue generated from those acquired intangible assets is not excluded. Whenever we use these non-GAAP financial measures, we provide a reconciliation of the applicable non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed in the tables below.

About HealthEquity
HealthEquity and its subsidiaries administer HSAs and other consumer-directed benefits for our more than 15 million accounts in partnership with employers, benefits advisors, and health and retirement plan providers who share our mission to connect health and wealth and value our culture of remarkable “Purple” service. For more information, visit www.healthequity.com.
Forward-looking statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our industry, business strategy, plans, goals and expectations concerning our markets and market position, product expansion, future operations, expenses and other results of operations, revenue, margins, profitability, acquisition synergies, future efficiencies, tax rates, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “aims,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.
Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to be correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, risks related to the following:
•our acquisition of the BenefitWallet HSA portfolio may not be consummated, and if consummated, we may not realize the expected benefits;
•our ability to adequately place and safeguard our custodial assets, or the failure of any of our depository or insurance company partners;
•our ability to compete effectively in a rapidly evolving healthcare and benefits administration industry;
•our dependence on the continued availability and benefits of tax-advantaged HSAs and other CDBs;
•our ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets;
•the significant competition we face and may face in the future, including from those with greater resources than us;
•our reliance on the availability and performance of our technology and communications systems;
•potential future cybersecurity breaches of our technology and communications systems and other data interruptions, including resulting costs and liabilities, reputational damage and loss of business;
•the current uncertain healthcare environment, including changes in healthcare programs and expenditures and related regulations;
•our ability to comply with current and future privacy, healthcare, tax, ERISA, investment adviser and other laws applicable to our business;
•our reliance on partners and third-party vendors for distribution and important services;
•our ability to develop and implement updated features for our technology platforms and communications systems; and
•our reliance on our management team and key team members.
For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended January 31, 2023, our Quarterly Report on Form 10-Q for the quarter ended October 31, 2023, and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations Contact
Richard Putnam
801-727-1000
rputnam@healthequity.com

Reconciliation of net income outlook to Adjusted EBITDA outlook (unaudited)

Outlook for the year ending
(in millions)	January 31, 2024
Net income	$49 - 52
Interest income	(12)
Interest expense	55
Income tax provision	22 - 24
Depreciation and amortization	60
Amortization of acquired intangible assets	93
Stock-based compensation expense	77
Merger integration expenses	10
Amortization of incremental costs to obtain a contract	5
Costs associated with unused office space	4
Other expense	1
Adjusted EBITDA	$364 - 369

Reconciliation of net income outlook to non-GAAP net income outlook (unaudited)

Outlook for the year ending
(in millions, except per share data)	January 31, 2024
Net income	$49 - 52
Income tax provision	22 - 24
Income before income taxes - GAAP	71 - 76
Non-GAAP adjustments:
Amortization of acquired intangible assets	93
Stock-based compensation expense	77
Merger integration expenses	10
Costs associated with unused office space	4
Total adjustments to income before income taxes - GAAP	184
Income before income taxes - Non-GAAP	255 - 260
Income tax provision - Non-GAAP (1)	64 - 65
Non-GAAP net income	$191 - 195

Diluted weighted-average shares	87
GAAP net income per diluted share	$0.56 - 0.60
Non-GAAP net income per diluted share (2)	$2.20 - 2.24
(1)The Company utilizes a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations. The normalized non-GAAP tax rate applied to each period presented was 25%. The Company may adjust its non-GAAP tax rate as additional information becomes available and in conjunction with any other significant events occurring that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or other changes in expectations regarding tax regulations.
(2)Non-GAAP net income per diluted share may not calculate due to rounding of non-GAAP net income and diluted weighted-average shares.

Certain terms

Term	Definition
HSA	A financial account through which consumers spend and save long-term for healthcare on a tax-advantaged basis.
CDB	Consumer-directed benefits offered by employers, including flexible spending and health reimbursement arrangements (“FSAs” and “HRAs”), Consolidated Omnibus Budget Reconciliation Act (“COBRA”) administration, commuter and other benefits.
HSA member	Consumers with HSAs that we serve.
Total HSA Assets
HSA members’ custodial cash assets held by our federally insured depository partners and our insurance company partners. Total HSA Assets also includes HSA members' investments in mutual funds through our custodial investment fund partner.

Total Accounts	The sum of HSAs and CDBs on our platforms.
Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation and amortization, amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on equity securities, amortization of incremental costs to obtain a contract, costs associated with unused office space, and certain other non-operating items.

Non-GAAP net income
Calculated by adding back to GAAP net income (loss) before income taxes the following items: amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on equity securities, costs associated with unused office space, and losses on extinguishment of debt, and subtracting a non-GAAP tax provision using a normalized non-GAAP tax rate.

Non-GAAP net income per diluted share	Calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding.